As filed with the Securities and Exchange Commission on July 1, 2019

Registration No. 333-224687

Registration No. 333-183458

Registration No. 333-174957

Registration No. 333-174956

Registration No. 333-134054

Registration No. 333-57421

Registration No. 333-11877

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-224687

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-183458

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-174957

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-174956

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-134054

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-57421

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-11877

UNDER

THE SECURITIES ACT OF 1933

FIDELITY SOUTHERN CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	58-1416811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3490 Piedmont Road, Suite 1550

Atlanta, Georgia 30305

(404) 639-6500

(Address of principal executive offices, including zip code)

2018 Omnibus Incentive Plan

Equity Incentive Plan

Tax Deferred 401(k) Savings Plan

Employee Stock Purchase Plan

(Full titles of the plans)

H. Palmer Proctor, Jr.

Chief Executive Officer

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

(229) 890-1111

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Lori Gelchion, Esq.

Jody Spencer, Esq.

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street NE

Atlanta, Georgia 30303

(404) 420-4646

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Fidelity Southern Corporation, a Georgia corporation (the “Company”), remove from registration all shares of common stock, no par value, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Shares
333-224687	May 4, 2018	2018 Omnibus Incentive Plan	2,642,114
333-183458	August 21, 2012	Equity Incentive Plan	2,750,000
333-174957	June 17, 2011	Tax Deferred 401(k) Savings Plan	1,000,000
333-174956	June 17, 2011	Equity Incentive Plan	1,500,000
333-134054	May 12, 2006	Equity Incentive Plan	750,000
333-57421	June 22, 1998	Tax Deferred 401(k) Savings Plan	200,000
333-11877	September 12, 1996	Employee Stock Purchase Plan	500,000

On July 1, 2019, pursuant to the Agreement and Plan of Merger, dated as of December 17, 2018 (as amended, the “Merger Agreement”), by and between Ameris Bancorp, a Georgia corporation (“Ameris”), and the Company, the Company merged with and into Ameris (the “Merger”), with Ameris surviving the Merger. As a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moultrie, on July 1, 2019. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

AMERIS BANCORP (as successor by merger to Fidelity Southern Corporation)

By:	/s/ Nicole S. Stokes
Name:	Nicole S. Stokes
Title:	Executive Vice President and Chief Financial Officer